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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

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
INVESTOR RELATIONS                             MEDIA RELATIONS
R. Jackson Blackstock                          Maryanne Kane
Senior Vice President                          Chief Communications Officer
Tyco International (US) Inc.                   Tyco International (US) Inc.
212-424-1344                                   508-747-0800
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        TYCO UPDATES EARNINGS GUIDANCE AND TIMING OF DISTRIBUTION OF CIT

PEMBROKE, BERMUDA, FEBRUARY 6, 2002--In an analyst conference call today, the management of Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC) made the following points:

    - Tyco's business fundamentals are strong.

    - Tyco plans to effect a distribution of CIT to Tyco shareholders as soon as possible and will not pursue an initial public offering of the business. Tyco will also consider options more lucrative to shareholders, such as selling the business.

    - Tyco has received strong interest from both strategic and financial buyers for its Plastic Division.

    - Tyco's recent shift to bank debt and exit from the commercial paper markets has given Tyco excess liquidity and significantly enhanced flexibility. The cost of the new financing structure at Tyco and CIT will be up to $0.15 per share in fiscal 2002.

    - The end markets for Tyco Electronics remain quite uncertain. The company quantified the potential negative impact to earnings from the results of Tyco Electronics as a range from no impact to $0.25 per share. While the company has seen no change of the markets for Tyco's other businesses, the internal distraction from the events of the past weeks may have a potential negative earnings impact of approximately $0.05 per share.

    - Tyco will be available to investors on a weekly conference call and more frequently if necessary.

The replay is scheduled to be available later in the day on February 6, 2002 until 11:59 PM on February 13, 2002. The dial-in numbers for the replay are as follows: Domestic (U.S.) (800) 475-6701. International: (320) 365-3844. The
replay access code for all callers is: 626995.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, financing and leasing capital, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2001 revenues of approximately $36 billion.

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FORWARD LOOKING INFORMATION

THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS, UNCERTAINTY AND CHANGES IN CIRCUMSTANCES. ACTUAL RESULTS MAY VARY MATERIALLY FROM THE EXPECTATIONS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. ALL STATEMENTS CONTAINED IN THIS RELEASE THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD-LOOKING, AND THE WORDS "ANTICIPATE," "BELIEVE," "EXPECT," "ESTIMATE," "PLAN" AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING
STATEMENTS: ECONOMIC, BUSINESS, COMPETITIVE AND REGULATORY FACTORS AFFECTING TYCO'S BUSINESSES AND THE EXECUTION OF ITS PLAN; AND OTHER FACTORS DESCRIBED IN TYCO'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2001.